Exhibit 99.(n)

Popular Family of Funds

Rule 18f-3 Multi-Class and Expense Allocation Plan

SECTION 1. BACKGROUND

The Board of Directors of the Popular Family of Funds (the “Funds”), as set forth on Appendix A and as may be amended from time to time, has adopted the following plan regarding the share classes and expense allocations for each Fund. Each Fund may from time to time issue Shares of one or more of the types of Classes described in this Policy. This Policy is qualified by and subject to the terms of the then-current registration statement for the applicable Class; provided, however, that those terms are not inconsistent per se with the terms of this Plan. This Policy describes matters related to the operation of multi-class Funds and contains the Funds’ policies on expense allocations and related matters for all Funds regardless of the number of Classes offered.

SECTION 2. CLASS DESIGNATIONS

(A)	Class A Shares[1]:

•	are generally offered and sold to retail investors;

•	for Popular U.S. Government Money Market Fund only, are available for sale only to investors who have provided a certification in the form required by the Fund’s distributor (the “Non-Withholding Certification”);

•	are generally offered and sold with the imposition of a front-end sales charge of between 0% and 3.50% but without the imposition of a Deferred Sales Charge, except for the Popular U.S. Government Money Market Fund, which does not have a front-end sales charge;

•	are subject to a redemption fee of 2% for redemptions within 5 days of the initial purchase, except for the Popular U.S. Government Money Market Fund, which does not impose a redemption fee;

•	are subject to a distribution fee of up to 0.25%, except for Popular High Grade Fixed-Income Fund, Inc. which has a distribution fee of up to 0.24%, but are not subject to a Shareholder Service Fee;

•	do not have exchange privileges (other than for the Popular U.S. Government Money Market Fund as described in Section 6); and

•	generally require an initial investment minimum of $3,000 and a subsequent investment minimum of $50, except for the Popular U.S. Government Money Market Fund which does not have investment minimums.

Class A Withholding Shares (Popular U.S. Government Money Market Fund only):

•	are limited to investors that are deemed to have instructed the Fund to withhold a 15% Puerto Rico tax on certain dividends distributed on Fund shares, as described in the Fund’s prospectus.

•	are generally offered and sold to retail investors;

•	are not subject to a front-end sales charge or deferred sales charge;

•	are not subject to a redemption fee;

•	are subject to a distribution fee of up to 0.25%;

1“Class A Shares” includes, with respect to the Popular U.S. Government Money Market Fund, Class A Non-Withholding Shares.

•	and do not have investment minimums;

•	may be exchanged for Class A Non-Withholding Shares, subject to the investor’s completion of the Non-Withholding Certification.

Class C Shares (for Funds other than the Popular U.S. Government Money Market Fund):

•	are generally offered and sold to retail investors;

•	are generally offered and sold with the imposition of a Deferred Sales Charge of 1% for shares redeemed within 1 year of purchase but without the imposition of a front-end sales charge;

•	are subject to a redemption fee of 2% for redemptions within 5 days of the initial purchase;

•	are subject to a distribution fee of up to 0.25% and a shareholder service fee of 0.75%;

•	do not pay exchange fees; however, Shares exchanged into a Fund with a higher initial sales charge will be subject to a sales charge equal to the difference between the original sales charge and the sales charge of the Fund into which the shares are exchanged; and

•	generally require an initial investment minimum of $3,000 and a subsequent investment minimum of $50.

Class I Institutional Shares2:

•	are limited to certain investors, including investors purchasing Shares through a financial intermediary in connection with a comprehensive fee or other advisory fee arrangement between the investor and the financial intermediary in which the investor pays the financial intermediary a fee for investment advisory services and the financial intermediary has an agreement with the Fund’s distributor authorizing the sale of Fund shares;

•	for Popular U.S. Government Money Market Fund only, are available for sale only to investors who have provided the Non-Withholding Certification;

•	are generally offered and sold without the imposition of a front-end sales charge or a deferred sales charge;

•	are subject to a redemption fee of 2% for redemptions within 5 days of the initial purchase, except for the Popular U.S. Government Money Market Fund, which does not impose a redemption fee;

•	are not subject to a distribution fee or shareholder services fee;

•	do not have exchange privileges (other than for the Popular U.S. Government Money Market Fund as described in Section 6); and

•	generally do not require an investment minimum for fee-based accounts and require an initial investment minimum of $1,000,000 for transactional accounts and a subsequent investment minimum of $50, except for the Popular U.S. Government Money Market Fund, which does not have investment minimums.

Class I Institutional Withholding Shares (Popular U.S. Government Money Market Fund only):

•	are limited to investors purchasing Shares through a financial intermediary in connection with a comprehensive fee or other advisory fee arrangement between the investor and the financial intermediary in which the investor pays the financial intermediary a fee for investment advisory services and the financial intermediary has an agreement with the Fund’s distributor authorizing the sale of Fund shares;

2 “Class I Institutional Shares” includes, with respect to the Popular U.S. Government Money Market Fund, Class I Institutional Non-Withholding Shares.

•	are limited to investors that are deemed to have instructed the Fund to withhold a 15% Puerto Rico tax on certain dividends distributed on Fund shares, as described in the Fund’s prospectus;

•	are not subject to a front-end sales charge or deferred sales charge;

•	are not subject to a redemption fee;

•	are not subject to a distribution fee or shareholder services fee;

•	do not have investment minimums;

•	may be exchanged for Class I Institutional Non-Withholding Shares, subject to the investor’s completion of the Non-Withholding Certification.

(B)           For all Classes, any investment minimum may be waived or reduced.

(C)           All Classes may be offered and sold to investors directly through the Fund, through certain employee directed benefit plans, through a financial intermediary, such as a broker, or through a fund supermarket or other investment platform. For Class C Shares, the exchange program features exist only to the extent exchanges are available.

SECTION 3. VOTING

Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class’s arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

SECTION 4. CLASS EXPENSE ALLOCATIONS

(A)           Allocation of Class Expenses. Certain expenses may be attributable to a particular Class (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class.

(B)           Class Expenses. In addition to the Rule 12b-1 fee and shareholder service fee, each Class also may pay a different amount of the following expenses:

(1)           Legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

(2)	Blue Sky fees incurred by a specific Class of Shares;

(3)           Administration, fund accounting and transfer agent fees and expenses identified as being attributable to a specific Class;

(4)	Litigation, legal and audit fees related to a specific Class;

(5)	Directors’ fees and expenses incurred as a result of issues relating to a specific Class;

(6)	Expenses incurred in connection with shareholder meetings related to a specific Class;

(7)           Subject to approval by the Board, such other fees and expenses as the Administrator deems to be allocable to specified Classes; and

(8)           Such other expenses actually incurred in a different amount by a Class or related to a Class’s receipt of services of a different kind or to a different degree than another Class.

SECTION 5. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

(A)           Expenses Applicable to More than One Fund. Expenses (other than Class Expenses) incurred by or on behalf of a Fund shall be allocated to that Fund, and expenses (other than Class Expenses) incurred by or on behalf of more than one Fund shall be allocated among all of the Funds that incurred the expenses based on the NAVs of each Fund in relation to the NAVs of all Funds to which the expense relates, except:

(1)           State registration expenses covering all Funds shall be divided equally among separate Classes of the covered Funds; and

(2)           Legal expenses covering all Funds, Directors’ fees and insurance expenses shall be allocated to each Fund as follows: (i) 50% proportionally based on the NAV of each Fund in relation to the NAVs of all Funds to which the expense relates; and, (ii) 50% proportionately based on the total number of Funds.

Notwithstanding the above, if the Principal Financial Officer (PFO) for each Fund determines that a more equitable method is appropriate, that method shall be used; provided that such method is ratified by the Board at its next regularly scheduled meeting.

Insurance expenses incurred by the Funds as a result of any joint insurance arrangement entered into among the Funds and any one or more additional trusts shall first be allocated in accordance with a Joint Insurance Agreement prior to allocating expenses among the underlying series of the Funds in accordance with the above methodology.

(B)           Other Allocations. Income, realized and unrealized capital gain and loss and expenses (other than Class Expenses) related to a Fund shall be allocated to each Class based on the NAV of the Class in relation to the NAV of the Fund.

(C)           Waivers and Reimbursements. Any Service Provider or their Affiliated Persons may agree to waive any fees or reimburse any expense to be paid by a Fund or a Class if the waiver or reimbursement is approved on behalf of the Funds by the President and reported to the Board.

SECTION 6. EXCHANGE PRIVILEGES; CONVERSIONS

Class A Withholding, Class A-Non-Withholding

Subject to the terms and conditions set forth herein and in the Popular Government Money Market Fund’s Prospectus and/or SAI, Class A Withholding Shares may be exchanged for Class A Non-Withholding Shares, and Class A Non-Withholding Shares may be exchanged for Class A Withholding Shares. Investors seeking to exchange Class A Withholding Shares for Class A Non-Withholding Shares must provide a completed and accurate Non-Withholding Certification.

In the event that the Fund, in its sole discretion, determines that the Non-Withholding Certification of a holder of Class A Non-Withholding Shares, at the time it was made was, or has subsequently become, inaccurate in any respect, the Fund may convert Class A Non-Withholding Shares held by such shareholder to Class A Withholding Class Shares with the same aggregate net asset value. The Fund may complete such a conversion without prior notice to such shareholder.

Class C Shares

Class C Shares generally will be permitted to be exchanged for Shares of the same Class (or a Class with similar characteristics) of another Fund that is advised by Popular Asset Management LLC that offers Class C Shares. Shareholders of a Fund may exchange their Shares for Shares of another Fund as described in the applicable Funds’ registration statements, in accordance with Section 11(a) of the 1940 Act, the rules thereunder and the requirements.

Class I Institutional Withholding, Class I Institutional Non-Withholding

Subject to shareholder eligibility requirements (including the criteria described herein) and the terms and conditions set forth in the Popular Government Money Market Fund’s Prospectus and/or SAI, Class I Institutional Withholding Shares may be exchanged for Class I Institutional Non-Withholding Shares and Class I Institutional Non-Withholding Shares may be exchanged for Class I Institutional Withholding Shares. Investors seeking to exchange Class I Institutional Withholding Shares for Class I Institutional Non-Withholding Shares must provide a completed and accurate Non-Withholding Certification.

In the event that the Fund, in its sole discretion, determines that the Non-Withholding Certification of a holder of Class I Institutional Non-Withholding Shares, at the time it was made was, or has subsequently become, inaccurate in any respect, the Fund may convert Class I Institutional Non-Withholding Shares held by such shareholder to Class I Institutional Withholding Class Shares with the same aggregate net asset value. The Fund may complete such a conversion without prior notice to such shareholder.

The exchange privileges and conversions set forth in this Section 6 may be modified or terminated by a Fund at any time.

SECTION 7. AMENDMENTS AND BOARD REVIEW

Material amendments to this Policy shall be approved by a majority of the Board, including a majority of the independent members of the Board, upon a finding that the amendment, including any proposed related expense allocation, is in the best interests of the Classes and Funds affected by the amendment.

Adopted: [ ]

APPENDIX A

Popular Family of Funds

1.	Popular High Grade Fixed-Income Fund, Inc.

2.	Popular Total Return Fund, Inc.

3.	Popular Income Plus Fund, Inc.

4.	Popular U.S. Government Money Market Fund, LLC